Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS FIRST QUARTER EARNINGS

Diluted Earnings Per Share of 17 Cents; Annualized Deposit Growth of 32% in the Quarter

Brooklyn, NY - April 24, 2007 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $5.8 million, or 17 cents per diluted share, for the quarter ended March 31, 2007, compared to $8.4 million, or 24 cents per diluted share, for the quarter ended March 31, 2006 and $6.0 million, or 17 cents per diluted share, for the quarter ended December 31, 2006.

Core earnings were substantially the same as reported earnings during the quarters ended March 31, 2007 and December 31, 2006, and were $8.1 million, or $0.23 per diluted share, for the quarter ended March 31, 2006. Reported earnings exceeded core earnings during the quarter ended March 31, 2006 due to pre-tax gains of $478,000 recorded on the disposition of real estate obtained in the Company's 1999 acquisition of Financial Bancorp, Inc., and $43,000 from restructured borrowings.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, “The first quarter of 2007 basically met our expectations, with loan prepayment fee income exceeding our conservative estimate, and earnings therefore reaching the high end of our forecasted range."

Mr. Palagiano continued, "Despite the challenges posed by the shape of the yield curve, we believe that the tail end of the earnings drag from the tightening of monetary policy is approaching. Barring an increase in short term interest rates, we remain optimistic about the resumption of quarterly earnings growth beginning in the second half of the year."

First Quarter 2007 Highlights

▪	Real estate loan originations were $123.3 million at an average rate of 6.34%, compared to $123.8 million at an average interest rate of 6.50% during the fourth quarter of 2006.

▪	Loans in the pipeline approximated $109.9 million at quarter-end, including commitments for sale to Fannie Mae of $21.3 million.

▪
The annualized loan amortization rate was 11% compared to 9% during the previous quarter. Prepayment fee income was $1.2 million, compared to $561,000 in the
    December 2006 quarter and $768,000 in the March 2006 quarter.

▪	Ending deposits increased by 32% annualized, and linked quarter average cost of deposits rose from 3.35% to 3.54%.

▪	Net interest margin was 2.33%, relatively flat sequentially.

▪
The Company repurchased 425,458 shares of its common stock, compared to 209,332 shares repurchased in the December 2006 quarter. The consolidated tangible equity ratio fell to 7.24% at March 31, 2007 from 7.74% at December 31, 2006.

▪	Quarterly non-interest expense increased 8% both sequentially and year-over-year.

OPERATING RESULTS

For the quarter ended March 31, 2007, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $8.8 million, compared to $12.2 million in the same quarter of the previous year. The $3.4 million decrease was due to a decline of $2.6 million in net interest income and an increase of $800,000 in non-interest expense experienced primarily in salary and benefits.

The net interest margin contracted 43 basis points, from 2.76% during the March 2006 quarter to 2.33% during the March 2007 quarter, due mainly to an increase of 109 basis points in the average cost of deposits during the period.

Pre-tax income, excluding gains and losses on the sale of assets was $8.8 million during the March 2007 quarter, compared to $9.4 million during the December 2006 quarter. The $600,000 decline from the December 2006 quarter was primarily due to an increase of $868,000 in non-interest expense that was partially offset by an increase of $414,000 in net interest income. The growth in non-interest expense resulted primarily from regular salary and benefit increases. The increase in net interest income resulted from both a $76.4 million increase in average interest earning assets and an increase of $673,000 in prepayment fee and late charge income during the comparative period. The net interest margin remained relatively flat during the same period.

During the quarter ended December 31, 2006, the Company received returns of approximately $500,000, or 27%, on its approximately $7.0 million in equity investments, which helped the overall yield on interest earning assets during the period. Excluding the effects of prepayment fee and late charge income and the equity returns received in the December 2006 quarter, net interest income would have increased $207,000 and the net interest margin would have declined 2 basis points during the quarter ended March 31, 2007 compared to the quarter ended December 31, 2006.

The average yield on portfolio real estate loans, excluding the effects of prepayment fee income, was 5.75% during the quarter ended March 31, 2007 and 5.72% during the quarter ended December 31, 2006. The interest rates on newly originated real estate loans averaged 6.34% during the first quarter of 2007, compared to an average rate on loans repaid of 6.23% during the period.

Non-interest income, excluding gains or losses on the sale of assets, totaled $2.2 million during the quarter ended March 31, 2007, relatively constant from both the March and December 2006 quarters.

The Company sold loans to Fannie Mae totaling $20.2 million, $27.1 million and $5.0 million, recording gains of $244,000, $399,000 and $84,000, during the quarters ended March 31, 2007, March 31, 2006 and December 31, 2006, respectively. Each of the loans sold during these periods was designated for sale upon origination. The loans sold during the quarter ended March 31, 2007 had a weighted average term to the earlier of maturity or next repricing of 10.9 years.

Non-interest expense totaled $11.2 million during the quarter ended March 31, 2007, up $800,000 from the March 2006 quarter and $868,000 from the December 2006 quarter. The growth in non-interest expense from both comparative periods reflected base salary and benefit increases and higher marketing costs. Higher benefit costs are the result of increases to payroll taxes and health insurance.

Non-interest expense to average assets was 1.40% in the March 2007 quarter, compared to 1.34% for the quarter ended March 31, 2006 and 1.32% for the quarter ended December 31, 2006.

The effective tax rate was 35.9% for the quarter ended March 31, 2007, 35.8% for the quarter ended March 31, 2006, and 36.8% for the quarter ended December 31, 2006. The effective tax rate is expected to approximate 36.0% for the year ending December 31, 2007.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $123.3 million during the quarter ended March 31, 2007. The average rate on total loan originations during the quarter was 6.34%, compared to 6.14% during the quarter ended March 31, 2006 and 6.50% during the quarter ended December 31, 2006. The decline in the average origination rate during the most recent quarter primarily reflects an increase in the ratio of FNMA originations to total originations, as the average FNMA loan origination rates consistently fell below the portfolio real estate origination rates from October 2006 through March 2007.

Real estate loan prepayments and amortization during the March 2007 quarter approximated 11% of the real estate loan portfolio on an annualized basis, compared to 10% during the March 2006 quarter and 9% during the December 2006 quarter. The weighted average interest rate on real estate loan prepayments and amortization during the most recent quarter was 6.22%.

Non-performing loans were $2.9 million at March 31, 2007, representing only 0.11% of total loans, down slightly from $3.6 million at December 31, 2006.

DEPOSITS

As a result of promotional activities during the first quarter of 2007, deposits increased $160.5 million, reflecting increases of $108.4 million in core (non-certificate) deposits and $52.1 million in certificates of deposit. The growth in core deposits was experienced primarily in money market accounts.

Average deposits per branch approximated $103 million at March 31, 2007, up from $93 million at March 31, 2006 and $96 million at December 31, 2006. The loan-to-deposit ratio was 126% at March 31, 2007, compared to 136% at March 31, 2006 and 135% at December 31, 2006. The increase in average deposits per branch and the decrease in the loan-to-deposit ratio at March 31, 2007 compared to December 31, 2006 resulted from the $160.5 million growth in deposits during the period. Core deposits comprised 49% of total deposits at March 31, 2007, up slightly from 48% at March 31, 2006, and up from 47% at December 31, 2006 (reflecting growth of $102.5 million in money markets from December 31, 2006 through March 31, 2007).

Commenting on the Company's deposit growth, Mr. Palagiano remarked, "There is a degree of seasonality to deposit flows, and the first quarter's deposit gains reflect our program to capture a greater share of those seasonal flows.  Although our marketing programs continue throughout the year, we do not anticipate such a similar robust rate of response until later in the year."

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at March 31, 2007 was $285.2 million, or 8.64% of total assets, compared to $290.6 million, or 9.16% of total assets, at December 31, 2006. The majority of the decline during the first quarter resulted from $5.6 million in treasury stock repurchases during the period and a reduction in equity of $1.7 million related to the adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." The majority of the reduction in stockholders' equity as a percentage of total assets from 9.16% to 8.64% resulted from the growth of $126.1 million in total assets during the quarter ended March 31, 2007.

After outlays for dividends paid to shareholders and share repurchases, by the end of the first quarter of 2007 the Company’s tangible equity had declined to $235.8 million, compared to $241.8 million at December 31, 2006. The quarterly cash dividend paid in February 2007 represented a payout ratio of 82% of first quarter 2007 earnings. At March 31, 2007, tangible stockholders’ equity was 7.24% of tangible assets and the tangible book value per share was $6.54.

For the quarter ended March 31, 2007, the return on average stockholders’ equity was 8.12%, the return on average tangible equity was 9.80%, and the cash return on average tangible equity was 10.35%.

During the first quarter of 2007, the Company repurchased into treasury 425,458 shares, or 1.2%, of its common stock outstanding at December 31, 2006. As of March 31, 2007, the Company had an additional 1,261,152 shares remaining eligible for repurchase under its eleventh stock repurchase program, approved in December 2005.

OUTLOOK

At present, the overall yield on the Company's interest-earning assets is rising. The average yield on interest earning assets, excluding the effects of prepayment fee income and fourth quarter 2006 equity returns, rose on a linked quarter basis, from 5.61% to 5.65%.

The average cost of deposits rose from 3.35% during the December 31, 2006 quarter to 3.54% during the March 2007 quarter. This trend is likely to diminish during the second quarter of 2007, as inflows from promotional activity are expected to decline from the first quarter level, and a large portion of the promotional deposits added during the first quarter are expected to reprice below their current promotional cost.

Prepayment and amortization rates, which approximated 12% during 2006, are expected to remain in the 10% to 12% range during 2007.  At March 31, 2007, the real estate loan commitment pipeline approximated $109.9 million, with a weighted average interest rate of 6.3%, including $21.3 million of loan commitments intended for sale to Fannie Mae.

Operating expenses are expected to approximate $10.7 million in the second quarter of 2007. Share repurchases, which were somewhat accelerated in the first quarter, are likely to recede to the 2006 quarterly levels. The Company is positioned, however, to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company expects second quarter 2007 earnings per diluted share to again be in the range of $0.15 to $0.17.

Mr. Palagiano stated, “It appears that deposit costs are leveling off, barring any additional Fed tightening. With a strong capital base and a low level of nonperforming assets, we believe we have been able to sustain our profitability while positioning the balance sheet for growth and without accepting undue risk to our asset quality.”

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company") has $3.30 billion in consolidated assets as of March 31, 2007, and is the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"). The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

- Tables to follow -

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31,
	2007	December 31,
	(Unaudited)	2006
ASSETS:
Cash and due from banks	$ 26,154	$ 26,264
Investment securities held to maturity	235	235
Investment securities available for sale	28,506	29,548
Mortgage-backed securities available for sale	147,544	154,437
Federal funds sold and other short-term assets	183,128	78,752
Real Estate Loans:
One-to-four family and cooperative apartment	149,517	153,847
Multifamily and underlying cooperative	1,861,869	1,855,106
Commercial real estate	691,799	666,927
Construction	26,839	23,340
Unearned discounts and net deferred loan fees	1,208	1,048
Total real estate loans	2,731,232	2,700,268
Other loans	2,058	2,205
Allowance for loan losses	(15,558)	(15,514)
Total loans, net	2,717,732	2,686,959
Loans held for sale	2,134	1,200
Premises and fixed assets, net	22,962	22,886
Federal Home Loan Bank of New York capital stock	28,370	31,295
Goodwill	55,638	55,638
Other assets	87,141	86,163
TOTAL ASSETS	$ 3,299,544	$ 3,173,377
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$138,404	$130,734
Savings	296,716	298,522
Money Market	617,127	514,607
Sub-total	1,052,247	943,863
Certificates of deposit	1,116,743	1,064,669
Total Due to Depositors	2,168,990	2,008,532
Escrow and other deposits	80,017	46,373
Securities sold under agreements to repurchase	120,235	120,235
Federal Home Loan Bank of New York advances	506,500	571,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	41,459	38,941
TOTAL LIABILITIES	3,014,366	2,882,746
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,894,891 shares and 50,862,867 shares issued at March 31, 2007 and December 31, 2006, respectively, and 36,062,920 shares and 36,456,354 shares outstanding at March 31, 2007 and December 31, 2006, respectively)	509	509
Additional paid-in capital	206,792	206,601
Retained earnings	284,643	285,420
Unallocated common stock of Employee Stock Ownership Plan	(4,338)	(4,395)
Unearned common stock of Recognition and Retention Plan	(3,386)	(3,452)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (14,831,971 shares and 14,406,513 shares at March 31, 2007 and December 31, 2006, respectively)	(184,576)	(179,011)
Accumulated other comprehensive loss, net	(6,525)	(7,100)
TOTAL STOCKHOLDERS' EQUITY	285,178	290,631
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,299,544	$3,173,377

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Interest income:
Loans secured by real estate	$40,250	$38,705	$37,839
Other loans	45	49	49
Mortgage-backed securities	1,512	1,586	1,845
Investment securities	442	872	482
Other	2,469	1,921	1,156
Total interest income	44,718	43,133	41,371
Interest expense:
Deposits and escrow	18,161	16,590	11,496
Borrowed funds	8,671	9,071	9,434
Total interest expense	26,832	25,661	20,930
Net interest income	17,886	17,472	20,441
Provision for loan losses	60	60	60
Net interest income after provision for loan losses	17,826	17,412	20,381

Non-interest income:
Service charges and other fees	1,355	1,525	1,497
Net gain on sales and redemptions of assets	244	84	877
Other	891	793	786
Total non-interest income	2,490	2,402	3,160
Non-interest expense:
Compensation and benefits	6,450	5,753	5,868
Occupancy and equipment	1,495	1,466	1,412
Other	3,303	3,161	3,168
Total non-interest expense	11,248	10,380	10,448

Income before taxes	9,068	9,434	13,093
Income tax expense	3,251	3,469	4,685

Net Income	$5,817	$5,965	$8,408

Earnings per Share:
Basic	$0.17	$0.17	$0.24
Diluted	$0.17	$0.17	$0.24

Average common shares outstanding for Diluted EPS	34,625,905	34,873,327	35,373,046

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels. A reconciliation between GAAP and tangible equity can be found in the Company's audited financial statements for the year ended December 31, 2006.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Net income as reported	$ 5,817	$ 5,965	$ 8,408
Pre-tax net (gain) loss on sale of securities and other assets			(478)
Pre-tax income from borrowings restructuring	-	-	(43)
Tax effect of adjustments	-	-	190
Core Earnings	$ 5,817	$ 5,965	$ 8,077
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	-
Non-cash stock benefit plan expense	325	183	367
Core Cash Earnings	$ 6,142	$ 6,148	$ 8,444
Core Cash EPS (Diluted)	$ 0.18	$ 0.18	$ 0.24
Core Cash Return on Average Assets	0.76%	0.78%	1.08%
Core Cash Return on Average Tangible Stockholders' Equity	10.35%	10.13%	14.13%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.17	$0.17	$0.24
Return on Average Assets	0.72%	0.76%	1.08%
Return on Average Stockholders' Equity	8.12%	8.11%	11.55%
Return on Average Tangible Stockholders' Equity	9.80%	9.83%	14.07%
Net Interest Spread	1.86%	1.91%	2.35%
Net Interest Margin	2.33%	2.34%	2.76%
Non-interest Expense to Average Assets	1.40%	1.32%	1.34%
Efficiency Ratio	55.87%	52.45%	45.98%
Effective Tax Rate	35.85%	36.77%	35.78%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.17	$ 0.17	$ 0.23
Core Return on Average Assets	0.72%	0.76%	1.04%
Core Return on Average Stockholders' Equity	8.12%	8.11%	11.09%
Core Return on Average Tangible Stockholders' Equity	9.80%	9.83%	13.52%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.91	$ 7.97	$ 7.92
Tangible Book Value Per Share	6.54	6.63	6.52

Average Balance Data:
Average Assets	$ 3,214,322	$ 3,145,446	$ 3,118,817
Average Interest Earning Assets	3,069,158	2,992,771	2,966,577
Average Stockholders' Equity	286,411	294,385	291,227
Average Tangible Stockholders' Equity	237,363	242,652	238,972
Average Loans	2,708,758	2,662,497	2,629,336
Average Deposits	2,083,491	1,963,369	1,900,259

Asset Quality Summary:
Net charge-offs (recoveries)	($ 2)	$ 8	$ 11
Nonperforming Loans	2,878	3,606	365
Nonperforming Loans/ Total Loans	0.11%	0.13%	0.01%
Nonperforming Assets/Total Assets	0.09%	0.11%	0.01%
Allowance for Loan Loss/Total Loans	0.57%	0.57%	0.59%
Allowance for Loan Loss/Nonperforming Loans	540.58%	430.23%	4309.04%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.24%	7.74%	7.79%
Tangible Capital Ratio (Bank Only)	8.81%	9.05%	9.04%
Leverage Capital Ratio (Bank Only)	8.81%	9.05%	9.04%
Risk Based Capital Ratio (Bank Only)	12.41%	12.61%	12.90%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2007			December 31, 2006
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real estate loans	$2,706,863	$40,250	5.95%	$2,660,517	$38,705	5.82%
Other loans	1,895	45	9.50	1,980	49	9.90
Mortgage-backed securities	154,655	1,512	3.91	163,072	1,586	3.89
Investment securities	30,062	442	5.88	29,678	872	11.75
Other short-term investments	175,683	2,469	5.62	137,524	1,921	5.59
Total interest earning assets	3,069,158	$44,718	5.83%	2,992,771	$43,133	5.76%
Non-interest earning assets	145,164			152,675
Total assets	$3,214,322			$3,145,446

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$36,080	$120	1.35%	$34,069	$92	1.07%
Money Market accounts	567,020	5,123	3.66	491,946	4,152	3.35
Savings accounts	295,950	425	0.58	301,348	442	0.58
Certificates of deposit	1,089,761	12,493	4.65	1,042,809	11,904	4.53
Total interest bearing deposits	1,988,811	18,161	3.70	1,870,172	16,590	3.52
Borrowed Funds	752,622	8,671	4.67	771,152	9,071	4.67
Total interest-bearing liabilities	2,741,433	26,832	3.97%	2,641,324	25,661	3.85%
Checking accounts	94,680			93,197
Other non-interest-bearing liabilities	91,798			116,540
Total liabilities	2,927,911			2,851,061
Stockholders' equity	286,411			294,385
Total liabilities and stockholders' equity	$3,214,322			$3,145,446
Net interest income		$17,886			$17,472
Net interest spread			1.86%			1.91%
Net interest-earning assets	$327,725			$351,447
Net interest margin			2.33%			2.34%

Ratio of interest-earning assets to interest-bearing liabilities			111.95%			113.31%
Average deposits (including non-interest bearing checking accounts)	$ 2,083,491	$ 18,161	3.54%	$ 1,963,369	$ 16,590	3.35%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2007			March 31, 2006
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,706,863	$40,250	5.95%	$2,627,262	$37,839	5.76%
Other loans	1,895	45	9.50	2,074	49	9.45
Mortgage-backed securities	154,655	1,512	3.91	192,672	1,845	3.83
Investment securities	30,062	442	5.88	38,329	482	5.03
Other short-term investments	175,683	2,469	5.62	106,240	1,156	4.35
Total interest earning assets	3,069,158	$44,718	5.83%	2,966,577	$41,371	5.58%
Non-interest earning assets	145,164			152,240
Total assets	$3,214,322			$3,118,817

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$36,080	$120	1.35%	$37,239	$91	0.99%
Money Market accounts	567,020	5,123	3.66	455,676	2,079	1.85
Savings accounts	295,950	425	0.58	330,646	455	0.56
Certificates of deposit	1,089,761	12,493	4.65	981,346	8,871	3.67
Total interest bearing deposits	1,988,811	18,161	3.70	1,804,907	11,496	2.58
Borrowed Funds	752,622	8,671	4.67	826,298	9,434	4.63
Total interest-bearing liabilities	2,741,433	26,832	3.97%	2,631,205	20,930	3.23%
Checking accounts	94,680			95,352
Other non-interest-bearing liabilities	91,798			101,033
Total liabilities	2,927,911			2,827,590
Stockholders' equity	286,411			291,227
Total liabilities and stockholders' equity	$3,214,322			$3,118,817
Net interest income		$17,886			$20,441
Net interest spread			1.86%			2.35%
Net interest-earning assets	$327,725			$335,372
Net interest margin			2.33%			2.76%

Ratio of interest-earning assets to interest-bearing liabilities			111.95%			112.75%
Average deposits (including non-interest bearing checking accounts)	$ 2,083,491	$ 18,161	3.54%	$ 1,900,259	$ 11,496	2.45%